Exhibit 10.2

EXECUTION VERSION

$1,284,000,000

364 DAY REVOLVING CREDIT AGREEMENT

Dated as of

August 22, 2008

among

CME GROUP INC.,

as Borrower,

The Lenders Party Hereto,

and

BANK OF AMERICA, N.A,

as Administrative Agent,

and

UBS SECURITIES LLC,

as Syndication Agent

BANC OF AMERICA SECURITIES LLC,

and UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Book Managers

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.06	—	Governmental Approvals
Schedule 6.02	—	Existing Indebtedness
Schedule 6.03	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Borrower’s Counsel
Exhibit B-2	—	Form of Opinion of the in-house counsel to the Borrower
Exhibit C	—	Form of Borrowing Request/Interest Rate Election Request
Exhibit D	—	Form of Loan Promissory Note

-iv-

CREDIT AGREEMENT

This 364 DAY REVOLVING CREDIT AGREEMENT (“Agreement”), dated as of August 22, 2008, is made and entered into by and among CME GROUP INC., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties hereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed pursuant to Section 8.06.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” has the meaning set forth in the definition of “Fee Letters.”

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Margin

Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Eurodollar Rate +	Base Rate +
1	AA-/Aa3 or better	0.25%	1.00%	0.00%
2	A+/A1	0.25%	1.125%	0.125%
3	A/A2	0.25%	1.25%	0.25%
4	A-/A3 or less	0.30%	1.50%	0.50%

“Debt Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if there is only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 4 shall apply.

Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(i). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment, provided that, if the Revolving Commitments have terminated or expired, such Applicable Percentage shall be determined based upon the percentage of the total Loans represented by such Lender’s Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC, in its capacity as a joint lead arranger and UBS Securities LLC, in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“BM&F” means the Bolsa de Mercadorias & Futuros- BM&F S.A. (a/k/a Brazilian Mercantile & Futures Exchange S.A.), a sociedade por acões organized under the laws of the Republic of Brazil.

“BM&F Transaction” means, collectively, the acquisition of up to a 10% equity investment in BM&F directly or indirectly through one or more Subsidiaries of the Borrower (which occurred in the first quarter of 2008) and the transactions in connection therewith effecting such acquisition.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means CME Group Inc., a Delaware corporation.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change” has the meaning set forth in the definition of “Closing Material Adverse Effect”.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose election was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated or elected; it being understood that the consummation of the Merger in accordance with the Merger Agreement and the transactions contemplated by the Merger Agreement shall not be deemed a Change in Control.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Clearinghouse Facility” means that certain Credit Agreement dated as of October 12, 2007 among Chicago Mercantile Exchange Inc., each of the banks and other financial institutions from time to time party thereto, Bank of Montreal as Administrative Agent, JPMorgan Chase Bank as Collateral Agent, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

“Closing Material Adverse Effect” means any circumstance, condition, change, event, or effect (a “Change”) that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the applicable person and its subsidiaries, taken as a whole, or which would reasonably be expected to prevent or materially impair or delay the ability of such party to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement, other than, in each case, relating to or resulting from (a) Changes generally affecting the economy or the financial, credit or securities markets, to the extent such Changes do not affect such entity and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its subsidiaries operate; (b) national or international political or regulatory Changes, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack occurring prior to, on or after March 17, 2008, to the extent such Changes do not affect such entity and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its subsidiaries operate; (c) Changes in any of the businesses and industries in which such entity and its subsidiaries operate, to the extent such Changes do not affect such entity and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in such businesses and industries; (d) Changes, after March 17, 2008, in GAAP or law, to the extent such Changes do not affect such entity and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its subsidiaries operate; (e) Changes in the market price or trading volume of the Target’s Common Stock on the New York Stock Exchange Inc. or the Borrower’s Class A Common Stock on the Nasdaq, as applicable (it being understood that the underlying facts or occurrences giving rise or contributing to such Changes shall be taken into account in determining whether there has been a Closing Material Adverse Effect); (f) natural disasters, to the extent such Changes do not affect such entity and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its subsidiaries operate; or (g) the announcement of the execution of the Merger Agreement or the pendency of the transactions contemplated thereby.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Net Worth” means at any date, all amounts that would, in conformity with GAAP as in effect on the Effective Date, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under shareholders’ equity at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating” has the meaning set forth in the definition of “Applicable Margin”.

“Default” means any of the events specified in Article VII whether or not any requirement for the giving of notice, lapse of time or both has been satisfied.

“Default Rate” has the meaning set forth in Section 2.11(c).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment (other than a collateral assignment), transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (for purposes of this definition, a “Lender”), (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise subject to such taxation (other than a jurisdiction in which such Person would not have been subject to such tax but for and solely as a result of its execution and delivery of this Agreement or its exercise of its rights or performance of its obligations hereunder) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any withholding tax (other than with respect to an assignee pursuant to a request by the Borrower under Section 2.17(b)) (i) except to the extent that it would not have been imposed but for and solely as a result of a change in the Borrower’s circumstances or a change in law occurring after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or acquires its interest herein, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (ii) attributable to such Foreign Lender’s or the Administrative Agent’s failure to comply with Section 2.15(e), and (d) backup withholding taxes imposed under section 3406 of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, individually or collectively as the context may require, (i) that certain letter agreement dated as of July 21, 2008 among the Borrower, the Administrative Agent and Banc of America Securities LLC (the “Agent Fee Letter”) and (ii) that certain letter agreement dated as of July 21, 2008 among the Borrower, the Administrative Agent and the Arrangers.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is engaged in making bank loans and similar extension of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“GFX” means GFX Corporation.

“GFX Guaranty” means certain Guarantees by the Borrower or any Subsidiaries issued to counterparties of GFX in respect of over-the-counter foreign exchange transactions entered into by GFX, or certain Guarantees by the Borrower or any Subsidiary issued to a banking institution that has provided performance bond collateral, or met performance bond or variation margin obligations on behalf of, or issued letters of credit for the account of, GFX, in respect of such transactions.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, and including any obligation of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit issued to support such Indebtedness; provided that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (other than a daylight overdraft incurred by such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” shall have the meaning set forth in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on (i) for the first 90 days following the Effective Date only, the day that is one week thereafter or (ii) at any time, the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) any Interest Period pertaining to a Eurodollar Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Regulations” means Regulations T, U and X of the Board as amended and in effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material effect on, the business or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders taken as a whole under this Agreement and any promissory note furnished to a Lender pursuant to Section 2.08(e), or of the ability of the Borrower to perform its obligations taken as a whole under such documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of its Swap Agreements at any time shall be the net aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreements were terminated at such time.

“Maturity Date” means August 21, 2009.

“Merger” means the merger of NYMEX Holdings, Inc., a Delaware corporation (the “Target”), with and into a newly-created, wholly-owned subsidiary of the Borrower (“Merger Sub”), with the Merger Sub being the surviving corporation in such merger, as set forth in the Agreement and Plan of Merger among CME Group Inc., CMEG NY Inc., the Target and New York Mercantile Exchange, Inc. dated as of March 17, 2008, as amended by the first amendment thereto, dated as of June 30, 2008 and the second amendment thereto, dated as of July 18, 2008, and the third amendment thereto, dated as of August 7, 2008, and as otherwise amended or modified in accordance with this Agreement (the “Merger Agreement”) upon the satisfaction of the conditions precedent thereto set forth in the Merger Agreement, as amended or waived as set forth herein.

“Merger Agreement” has the meaning set forth in the definition of “Merger”.

“Merger Sub” has the meaning set forth in the definition of “Merger”.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

“Net Cash Proceeds” means:

(a) in connection with any issuance or sale of Equity Interests or the incurrence of Indebtedness (including a Capital Lease entered into in connection with a sale and leaseback transaction), the cash proceeds received from such issuance, sale or incurrence (in the case of a Capital Lease entered into in connection with a sale and leaseback transaction, constituting the Net Cash Proceeds received from such sale calculated in accordance with clause (b) below) net of (a) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, premiums, fees and expenses actually incurred in connection therewith (or if such costs, premiums, fees and expenses have not then been incurred or invoiced, the Borrower’s good faith estimates thereof) and (b) Taxes reasonably estimated to be payable in connection therewith or any transaction occurring, or for taxation purposes, deemed to occur to effect a required prepayment hereunder.

(b) in connection with any Disposition of assets (other than Dispositions of uneconomical, unmerchantable unsalable, replaced, excess, retired, worn out or surplus assets or (without duplication of the preceding Dispositions) Dispositions in the ordinary course of business), the cash proceeds received from such Disposition net of (a) commissions and customary costs, premiums, fees and expenses incurred in connection with such Disposition, including, without limitation, attorney’s fees, accountants’ fees, investment banking fees, brokerage fees, consultant fees, purchaser due diligence costs, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes (or if such costs and expenses have not then been incurred or invoiced, the Borrower’s good faith estimates thereof) (b) the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such sale to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such sale, (c) the amount of any reserves established by the Borrower or its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are attributable to such event, as reasonably determined by the Borrower, (d) Taxes reasonably estimated to be payable in connection with the relevant Disposition or any transaction occurring, or for taxation purposes, deemed to occur, to effect a required prepayment hereunder and any Tax distributions to be made to any direct or indirect holder of the seller in connection with such Disposition, and (e) a reasonable reserve for indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition in connection with such Disposition and other reasonable reserves made by the Borrower or any applicable Subsidiary in good faith in respect to the sale price of such asset or assets for post-closing adjustments or to fund any liabilities retained by the Borrower or any such Subsidiary .

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, excluding, however, such amounts imposed as a result of an assignment or other transfer (other than an assignment or other transfer that occurs as a result of the Borrower’s request pursuant to Section 2.17).

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments, levies or governmental charges of any Governmental Authority, in each case that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) for which adequate reserves have been established in accordance with GAAP;

(b) Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ liens, and landlords’ liens;

(c) Liens incurred or pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, leases, subleases and similar charges, minor defects or irregularities in title and other similar encumbrances on the real property of such Person imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a Material Adverse Effect;

(g) statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerage;

(h) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and covering only the items being collected upon;

(i) Liens of sellers of goods to the Borrower or a Subsidiary arising under Article 2 of the Uniform Commercial Code in effect in the relevant jurisdiction or similar provisions of applicable law in the ordinary course of business;

(j) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (other than a Capital Lease or Synthetic Lease) entered into by the Borrower or a Subsidiary in the ordinary course of business;

(k) leases or subleases of personal property of the Borrower or a Subsidiary or licenses of patents, trademarks, copyrights or other intellectual property rights of the Borrower or any Subsidiary granted in the ordinary course of business and which could not reasonably be expected to have a Material Adverse Effect; and

(l) Liens consisting of an agreement to sell, transfer or dispose of any asset (to the extent such sale, transfer or disposition is not prohibited by this Agreement);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 5.01.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,284,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.

“Revolving Credit Facility” means the facility described in Sections 2.02 and 2.04 providing for Loans to or for the benefit of the Borrower by the Lenders in the maximum aggregate amount of the Revolving Commitments of the Lenders, as adjusted from time to time pursuant to the terms of this Agreement.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among the Borrower, Bank of America, as administrative agent, and UBS Securities LLC, BMO Capital Markets, and Bank of Tokyo-Mitsubishi UFJ. Ltd., as co-syndication agents, and the lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Credit Agreement Modification” has the meaning specified in Section 5.11.

“Senior Officer” means the chief executive officer, president, any managing director, any corporate secretary, or any Financial Officer of the Borrower.

“SGX Mutual Offset Agreement” means an agreement between Chicago Mercantile Exchange Inc. and Singapore Exchange Limited (“SGX”) which allows trades in certain fungible products (i.e. “Eurodollars”) executed at one exchange to be transferred to the other exchange for liquidation. The mutual offset arrangement is designed to allow futures traders to manage overnight risk.

“Significant Subsidiary” means any Subsidiary of the Borrower that is a “significant subsidiary” as defined in Rule 1-102(w) of Regulation S-X under the Securities Act of 1933, as amended and in effect from time to time.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future, credit attributes or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by, or salary deferred by, current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under GAAP but the liabilities under which are or would be characterized as indebtedness of such Person for tax purposes.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease.

“Target” has the meaning set forth in the definition of “Merger”.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions”, with respect to any date, means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans on and as of such date and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred by Type.

1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

2.01 Intentionally Omitted.

2.02 Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

2.03 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Rate Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.04 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than (i) 9:00

a.m., New York City time, on the Effective Date for any Base Rate Borrowing to be made on the Effective Date and (ii)11:00 a.m., New York City time, on the date of the proposed Borrowing for any Base Rate Borrowing to be made after the Effective Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C or otherwise in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;

(iv) in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.04, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.05 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) 11:00 a.m., New York City time, for any Borrowing to be made on the Effective Date, and (ii) 1:00 p.m., New York City time, for any Borrowing to be made after the Effective Date, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by (i) 2:30 p.m., New York City time, for any Borrowing to be made on the Effective Date, and (ii) 2:00 p.m., New York City time, for any Borrowing to be made after the Effective Date, by crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurodollar Rate Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to (i) 10:00 a.m., New York City time, for any Borrowing to be made on the Effective Date, and (ii) 12:00 p.m., New York City time, on the date of such Borrowing for any Borrowing that is made after the Effective Date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.06 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.06. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.06, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit C hereto or otherwise in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

2.07 Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the aggregate Revolving Credit Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the availability of a source of funds for the prepayment in full of the Revolving Credit Facility, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

2.08 Repayment of Loans: Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.08 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender or its registered assigns) substantially in the form of Exhibit D hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee or its registered assigns).

2.09 Prepayment of Loans. (a) Mandatory Prepayments.

(i) If (x) any Equity Interests of the Borrower (including equity-linked securities and preferred equity, but excluding Equity Interests issued pursuant to any employee stock plan or issued to any Subsidiary) shall be issued or sold, (y) any Indebtedness under clauses (a), (b) or, if such Net Cash Proceeds are received in connection with a Capital Lease entered into in connection with a sale and lease back transaction, clause (g) of the definition thereof is incurred by the Borrower or any of its Subsidiaries, or (z) to the extent not otherwise included in clause (y) above, there is any increase in the aggregate amount of the Revolving Commitments (under and as defined in the Senior Credit Agreement on the Effective Date) pursuant to Section 2.19 of the Senior Credit Agreement, then within 5 Business Days of the date of such issuance, sale, incurrence, or commitment increase, the Revolving Commitments shall be permanently reduced and to the extent the Loans then outstanding exceed the Revolving Commitments as so reduced, repay the Loans, by, an amount equal to the amount of the Net Cash Proceeds of such issuance, sale or incurrence or the amount of such commitment increase (excluding (A) all Net Cash Proceeds from (1) the issuance of commercial paper by the Borrower, (2) any Indebtedness incurred by any Subsidiary permitted by Section 6.02 (other than paragraphs (m) or (n) thereof), and (y) any Indebtedness incurred by the Borrower that it would have been permitted to incur in reliance on Section 6.02 (other than paragraphs (m) or (n) thereof) if such Section including clauses (a) through (m) thereof applied to the Borrower and (2) Indebtedness of the Borrower under this Agreement and (B) the first $50,000,000 of Net Cash Proceeds in the aggregate from the incurrence of Indebtedness under clause (a), (b) or, if such Net Cash Proceeds are received in connection with a Capital Lease entered into in connection with a sale and lease back transaction, clause (g) of the definition thereof received by the Borrower and/or any Subsidiary after the Effective Date and without duplication of any other Net Cash Proceeds required to be used to reduce the Revolving Commitments pursuant to this Section 2.09).

(ii) If the Borrower or any Subsidiary disposes of any property, then within 5 Business Days of the date of such Disposition, the Revolving Commitments shall be permanently reduced and, to the extent the Loans then outstanding exceed the Revolving Commitments as so reduced, repay the Loans, by, an amount equal to the Net Cash Proceeds of such Disposition (excluding (A) all Net Cash Proceeds from (1) Dispositions to the extent that (x) such property is exchanged for credit against the purchase price of property used or useful in the business of the Borrower and its Subsidiaries or (y) the proceeds of such Disposition are applied to the purchase price of property used or useful in the business of the Borrower or any of its Subsidiaries or otherwise applied in accordance with Section 5.09, (2) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary (provided that such Net Cash Proceeds are reinvested within 365 days of receipt thereof towards the replacement or repair of such asset or property or otherwise reinvested in the business of the Borrower or its Subsidiaries), (3) Dispositions otherwise approved of in writing by the Administrative Agent, (4) intercompany Dispositions (5) leases and subleases of real property, (6) Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions, (7) the sale or discount without recourse of accounts receivables arising in the ordinary course of business in connection with the compromise or collection thereof, (8) licenses and sublicenses of intellectual property rights, (9) transactions otherwise permitted under Section 6.03, (10) issuances of Equity Interests of the Borrower or any Subsidiary and (11) without duplication of clauses (1)–(9), any Disposition made in the ordinary course of business and (B) the first $25,000,000 of Net Cash Proceeds in the aggregate from the Disposition of assets (other than Dispositions described in the foregoing clauses (A)(1) through (A)(11)) received by the Borrower and/or any Subsidiary after the Effective Date and without duplication of any other Net Cash Proceeds required to be used to reduce the Revolving Commitments pursuant to this Section 2.09).

(b) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Borrowing under the Revolving Credit Facility in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.09.

(c) Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any payments required pursuant to Section 2.14.

2.10 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a commitment fee in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin for determining Commitment Fees times the actual daily amount by which the aggregate amount of the Revolving Credit Facility exceeds the outstanding amount of the Loans during the period from and including the date hereof to but excluding the date on which the Revolving Commitments terminate. The commitment fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the last day of the Revolving Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin for determining Commitment Fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for determining Commitment Fees separately for each period during such quarter that such Applicable Margin was in effect. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage (i) if on the date that is ninety (90) days after the Effective Date, all then outstanding Loans have not been paid in full and the

Revolving Commitments have not been terminated, a continuation fee equal to 0.50% times the aggregate maximum amount of the Revolving Credit Facility on such date, (ii) if on the date that is one hundred eighty (180) days after the Effective Date, all then outstanding Loans have not been paid in full and the Revolving Commitments have not been terminated, a continuation fee equal to 0.75% times the aggregate maximum amount of the Revolving Credit Facility on such date and (iii) if on the date that is two hundred seventy (270) days after the Effective Date all then outstanding Loans have not been paid in full and the Revolving Commitments have not been terminated, a continuation fee equal to 1.00% times the aggregate maximum amount of the Revolving Credit Facility on such date.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage (i) on the date that is thirty (30) days after the Effective Date, a funding fee equal to 0.25% times the outstanding amount of Loans on such date and (ii) starting on December 31, 2008 and at the end of each calendar quarter thereafter so long as all then outstanding Loans have not been paid in full and the Revolving Commitments have not been terminated, a funding fee equal to 0.50% times the outstanding amount of Loans on such date.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent pursuant to the Agent Fee Letter.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, continuation fees and funding fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.11 Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Rate Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, (i) if any principal of any Loan is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section 2.11 (the “Default Rate”), (ii) if any amount (other than principal of any Loan) payable by the Borrower under this Agreement is not paid when due, whether at stated maturity, by acceleration or otherwise, if requested by the Required Lenders, such overdue amount shall bear interest at the Default Rate and (iii) upon the request of the Required Lenders, solely while an Event of Default exists (other than as described in (i) or (ii) above), the principal amount of all outstanding Loans hereunder shall bear interest at the Default Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Revolving Commitments and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on Bank of America’s “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.12 Alternate Rate of Interest and Illegality. (a) If prior to the commencement of any Interest Period for a Eurodollar Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that, in the good faith determination of such Lenders, the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar lending office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the relevant Interest Periods therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

2.13 Increased Costs. (a) Except with respect to Taxes, which shall be governed solely and exclusively by Section 2.15, if any Change in Law reasonably determined by the applicable Lender to be applicable shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement with respect to the Eurodollar Rate as provided in Section 2.18); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) by an amount deemed by such Lender to be material or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, subject to Section 2.17, for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower will, subject to Section 2.17, pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13, and setting forth the basis for such amount or amounts and a calculation thereof in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) (other than a payment or conversion made pursuant to Section 2.06), (b) the conversion of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith) other than any failure arising from (i) any default by a Lender or (ii) application of the provisions of Section 2.12, or (d) the assignment of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than lost profits) attributable to such event. Notwithstanding the foregoing, such loss, cost or expense to any Lender shall not exceed the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the greater of (x) if readily determinable by such Lender with reasonable effort, the amount of interest actually earned by such Lender from investing such principal amount in comparable investments for such period and (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error, provided that the method of calculation is consistent with bank industry practices in general. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall, without duplication of other amounts hereunder, pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall, without duplication of other amounts hereunder, indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth the basis and calculation of such amounts, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate provided, however, that any Lender that the Borrower may treat as an “exempt recipient” based on the indicators set forth in Treasury Regulations Section 1.6049-4(c) shall not be required to provide an IRS Form W-9, except to the extent required under Treasury Regulations section 1.1441-1.

(f) The Administrative Agent and each Lender shall exercise good faith in claiming any refund or credit (which, in the case of a credit, has been actually utilized with respect to the current year or in the following taxable year, as determined in the sole discretion of the Lender or Administrative Agent) with respect to Taxes for which the Borrower has paid amounts under this Section 2.15. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund or credit (which, in the case of a credit, has been actually utilized with respect to the taxable year in which the credit was received, or in the following taxable year) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this

Section 2.15, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

2.16 Payments Generally: Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 335 Madison Avenue, 4th Floor, New York, New York 10017, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.17 Mitigation Obligations: Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is unable to make Eurodollar Rate Loans and gives a notice pursuant to Section 2.12(b), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15 or would eliminate the prohibition on making Eurodollar Rate Loans pursuant to Section 2.12(b), as the case may be, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender gives any notice pursuant to Section

2.12(a) or (b) indicating its inability to make or maintain Eurodollar Rate Loans, or if any Lender does not agree to an amendment, waiver or consent referred to in the proviso to Section 9.02 and the Required Lenders have agreed to sign such amendment, waiver or consent, as the case may be, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee identified by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not another Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments and, in the case of any such assignment resulting from an amendment, waiver or consent not approved by the assigning Lender, the assignee has agreed to approve such amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees to comply with this Section 2.17(b) and grants to the Administrative Agent a power of attorney to execute an Assignment and Assumption if such Lender does not so execute an Assignment and Assumption within five (5) days of its receipt of a request from the Borrower under this Section 2.17(b).

2.18 Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, if as a result of a Change in Law, and so long as, such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as defined in Regulation D thereof), additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Lender equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give written notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such written notice.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

3.01 Organization. Each of the Borrower and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Borrower and each of its Significant Subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of its activities makes such qualification necessary except where the failure to be so qualified and in good standing could not reasonably be expected to result in a Material Adverse Effect.

3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.03 No Conflicts, etc. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation binding on the Borrower or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, except, in the case of clause (a) and (c), as could not reasonably be expected to have a Material Adverse Effect.

3.04 Financial Statements; No Material Adverse Change. (a) The consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2008, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) As of the date hereof, since December 31, 2007, there has been no change, event or circumstance that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

3.05 Litigation. As of the date hereof, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Senior Officer of the Borrower, threatened against the Borrower or any of its Subsidiaries (i) which could reasonably be expected to result in a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of this Agreement or the Transactions.

3.06 Governmental Approvals. Except as set forth on Schedule 3.06, as of the Effective Date (both before and after giving effect to the Transactions on and as of such date), no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority is required (i) to consummate the Merger in accordance with the terms of Merger Agreement and (ii) to carry on the business of the Borrower and its Subsidiaries as then conducted, other than any authorization or approval or other action or notice or filing or registration as has been, in all material respects, obtained, made, taken or given (or waived) and is in full force and effect on such date and, in the case of clause (ii) above, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.07 Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.08 Taxes. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to so file such returns or reports or to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

3.09 ERISA Compliance.

(a) Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and regulations. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Benefit Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

3.10 Margin Regulations. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.03 or Section 6.04 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of clause (f) of Article VII will be “margin stock” (as defined in the Margin Regulations).

3.11 Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all laws and regulations of all Governmental Authorities applicable to it and all orders, writs, injunctions and decrees of Governmental Authorities applicable to it or to its properties, except in such instances in which (a) such requirement of law, regulation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

4.01 Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from the Borrower originals or copies (which may include telecopy or electronic mail submission of a signed promissory note) of promissory notes in favor of each Lender that has made such a request two (2) Business Days prior to the proposed Effective Date in accordance with Section 2.08(e), substantially in the form of Exhibit D.

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, substantially in the form of Exhibit B-1 and a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the general counsel of the Borrower, substantially in the form of Exhibit B-2. The Borrower hereby requests each such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions on and as of the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Senior Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02.

(f) The Administrative Agent shall have received a pro forma consolidated balance sheet and a summary level of income dated as of the quarter end immediately preceding the Effective Date for which financial statements have been publicly filed as to the Borrower and its Subsidiaries giving effect to the Merger, the Transactions and the financings under the Senior Credit Agreement and that certain Indenture, dated August 12, 2008, between the Borrower and U.S. Bank National Association, as supplemented by the First Supplemental Indenture, dated August 12, 2008, between the Borrower and U.S. Bank National Association, the Second Supplemental Indenture, dated August 12, 2008, between the Borrower and U.S. Bank National Association and the Third Supplemental Indenture, dated August 12, 2008, between the Borrower and U.S. Bank National Association, incurrence of such indebtedness and uses of proceeds thereof to be effected on or before the Effective Date and the share repurchase and the special dividend previously announced by the Borrower as if such transactions were completed in their entirety on or before the date of such pro formas.

(g) The Administrative Agent and the Arrangers shall have received all fees and other amounts required to be paid by the Borrower on the Effective Date.

(h) All governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Merger and the Transactions on and as of the Effective Date have been obtained and are in full force and effect and all applicable waiting periods shall have expired without any action being taken by any Governmental Authority that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, or the Target and its subsidiaries, or that could seek or threaten any of the foregoing and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Senior Officer of the Borrower certifying as to the matters described in this clause (h).

(i) The Administrative Agent shall have received a certificate dated as of the Effective Date and signed by a Senior Officer of the Borrower certifying that since January 1, 2008, there have not been any Changes that have resulted in or would, individually or in the aggregate, reasonably be expected to result in a Closing Material Adverse Effect on the Borrower.

(j) Since January 1, 2008, there have not been any Changes that have resulted in or would, individually or in the aggregate, reasonably be expected to result in a Closing Material Adverse Effect on the Target.

(k) The Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent. The Merger shall have been consummated substantially in accordance with the Merger Agreement.

(l) The Borrower shall have received a senior unsecured debt or issuer rating of not less than (i) Aa3 from Moody’s and A from S&P or (ii) AA- from S&P and A2 from Moody’s.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on December 31, 2008, and in the event such conditions are not satisfied or waived, the Revolving Commitments shall terminate at such time.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Extension of Credit. The obligation of each Lender to make a Loan is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower (other than, with respect to any Loan to be made for the purpose of supporting commercial paper issued by the Borrower or for other general corporate purposes, the representations and warranties set forth in Sections 3.04(b) and 3.05) set forth in this Agreement shall be true and correct in all material respects on and as of the date of funding of such Loan;

(b) At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing;

provided that the only representations, covenants, Defaults and Events of Default the making of which and compliance with which shall be a condition to availability of the Facilities on the Effective Date in addition to the conditions to effectiveness of this Agreement set forth in Section 4.01 shall be (A) the representations relating to the Target, its subsidiaries and their respective businesses to the extent they address the same subject matter as representations, covenants and defaults made by the Target in the Merger Agreement, and only to the extent that the Borrower has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations, covenants and defaults in the Merger Agreement, and (B) the representations and warranties set forth in the first sentence of Section 3.01 with respect to the Borrower only and Sections 3.02, 3.03, 3.06(i) 3.07, 3.10, and, as to the Borrower, 3.04(a).

Each request by the Borrower for funding of a Loan shall be deemed to constitute a representation and warranty by the Borrower on the date of such funding that the applicable conditions specified in this Section 4.02 are satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for changes in accordance with GAAP required by the accounting profession or concurred in by such accountants);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and its related statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 90 days after the end of the fiscal year of the Borrower, in connection with any delivery of financial statements under clause (a) above, and, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, in connection with any delivery of financial statements under clause (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing or, if an Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01;

(d) within 90 days after the end of the fiscal year of the Borrower, in connection with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), or (b) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 9.01; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon request therefor. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies (including by telecopy or electronic means) of the certificates required by Section 5.01(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) by its marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (x) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (y) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

5.02 Notice of Default or Event of Default. Promptly upon a Senior Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the occurrence of any Default or Event of Default that is continuing. Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Senior Officer of the Borrower as to the nature thereof and the action which the Borrower has taken or proposes to take with respect thereto.

5.03 Maintenance of Existence. The Borrower will, and will cause each of its Significant Subsidiaries to, preserve and maintain its corporate, limited liability company, partnership or other organizational existence; provided that the foregoing shall not restrict any merger, consolidation, liquidation, dissolution or other change not prohibited by Section 6.04.

5.04 Payment of Tax Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, assessments and governmental charges that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.05 Maintenance of Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep adequate books of record and account in which proper entries are made in order to permit preparation of the Borrower’s consolidated financial statements in accordance with GAAP. The Borrower will, and will cause each of its Significant Subsidiaries to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, at reasonable times and at reasonable intervals, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records, and (c) to discuss its affairs, finances and condition with its officers and, if a Senior Officer of the Borrower is present, its independent accountants; provided that the Administrative Agent’s right to visit and inspect the properties, and to examine the books and records, of the Borrower and its Subsidiaries shall, unless an Event of Default shall have occurred and be continuing, be limited to one such inspection and examination during each calendar year.

5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.08 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with, all applicable Environmental Laws, except where the failure to so comply could not reasonably expect to result in a Material Adverse Effect, and obtain and comply in all material respects with, and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to so comply, obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.

5.09 Use of Proceeds. The proceeds of the Revolving Credit Facility shall be used to (i) finance, or support issuances of commercial paper to finance, in part the Merger, (ii) pay fees and expenses incurred in connection with the Merger, and (iii) finance dividends and stock repurchases. No part of the proceeds of any Loan will be used for any purpose that violates any of the Regulations of the Board, including the Margin Regulations.

5.10 Notice of Change in Debt Rating. Promptly upon a Senior Officer obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of any announcement by Moody’s or S&P of any change in Debt Rating.

5.11 Senior Credit Agreement Modification. The Borrower agrees that in the event the Senior Credit Agreement is amended, supplemented or otherwise modified after the Effective Date in any manner so that the terms and conditions thereof are more favorable to the lenders under the Senior Credit Agreement (in the judgment of the Administrative Agent) than the terms and conditions are to the Lenders under this Agreement (any such more favorable amendment, supplement or modification, a “Senior Credit Agreement Modification”), this Agreement shall be deemed revised to incorporate such Senior Credit Agreement Modification as of the applicable date of such Senior Credit Agreement Modification. In furtherance of the foregoing, the Borrower agrees that it will enter into documentation reasonably requested by the Administrative Agent to effect any Senior Credit Agreement Modification. This Section 5.11 shall supersede any provisions in Section 9.02 to the contrary.

ARTICLE VI

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

6.01 Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth to be less than (i) on the Effective Date, an amount equal to Consolidated Net Worth determined from the most recently ended (prior to the Effective Date) quarterly unaudited consolidated balance sheet of the Borrower and its Subsidiaries, calculated on a pro forma basis giving effect to the Merger on the date of such balance sheet (such amount, the “Closing Consolidated Net Worth”) multiplied by .65 and (ii) after the Effective Date, an amount equal to the Closing Consolidated Net Worth after, and giving effect to, actual share repurchases made and special dividends paid, but only up to the amount of such repurchases and dividends publicly announced and made or paid within eighteen (18) months after the Effective Date (and in no event greater than $1,450,000,000 in the aggregate for such repurchases and dividends), multiplied by .65.

6.02 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.02, and any extensions, renewals, replacements and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof, plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such extension, renewal, replacement or refinancing;

(b) Indebtedness to the Borrower or any Subsidiary;

(c) Guarantees of Indebtedness of the Borrower or any Subsidiary;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, replacements and refinancings of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within six months after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $150,000,000 at any time outstanding;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof or that is secured by an asset when such asset is acquired by a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such acquisition and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $150,000,000 at any time outstanding;

(f) Indebtedness incurred under the Clearinghouse Facility and extensions, renewals, replacements and refinancings thereof that do not increase the aggregate (drawn and undrawn) commitments thereunder to an amount in excess of $1,750,000,000;

(g) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred compensation and similar obligations to the extent any such obligations constitute Indebtedness;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;

(i) Indebtedness which finances workers’ compensation, health, disability or life insurance or which finances other employee benefits or property, casualty or liability insurance, or self-insurance, in each case in the ordinary course of business;

(j)(i) Indebtedness under the GFX Guaranty and (ii) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations to the extent any such obligations constitute Indebtedness, in each case of this clause (ii) provided with respect to obligations incurred or arising in the ordinary course of its business;

(k) Indebtedness as an account party in respect of (A) trade letters of credit or (B) stand-by letters of credit provided in connection with the GFX Guaranty or the SGX Offset Agreement;

(l) subordinated Indebtedness owed by any Subsidiary to the Borrower or any other Subsidiary which Indebtedness is incurred or created to meet regulatory capital requirements;

(m) Indebtedness secured by Liens described in Section 6.03(l); and

(n) other unsecured and secured Indebtedness in an aggregate principal amount not exceeding $100,000,000 outstanding at any time.

6.03 Liens. The Borrower will not, and will not permit any Significant Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it which property or asset is material to the business of the Borrower and its Subsidiaries, taken as a whole, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.03 and, if the obligation secured by such Lien is modified, refinanced, refunded, extended, renewed or replaced, any Lien securing such modified, refinanced, refunded, extended, renewed or replaced obligation; provided that (i) any security interest granted in connection therewith shall apply to the same category, type and scope of assets as the assets securing such obligation being so refinanced and listed on Schedule 6.03 and (ii) such Lien shall secure only those extensions, renewals and replacements of the secured obligations that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such extension, renewal or replacement;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that:

(i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall apply to the same category, type and scope of assets and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any modification, refinancing, refunding, extension, renewal or replacement thereof that do not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal or replacement;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02 (or, in the case of Indebtedness of the Borrower, that would be permitted thereunder if such provision applied to the Borrower and its Subsidiaries and, with respect to clause (ii) of the proviso thereto, permitted Indebtedness of the Borrower and its Subsidiaries up to an aggregate principal amount of $150,000,000 at any time outstanding), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 6 months after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens securing obligations of the Borrower or any Subsidiary in respect of any Swap Agreements (A) entered into in the ordinary course of business and for non-speculative purposes or (B) Swap Agreements solely entered into in order to serve as a clearinghouse in respect thereof;

(f) Liens securing obligations under the Clearinghouse Facility from time to time;

(g) Liens arising out of repurchase agreements or reverse repurchase agreements entered into by the Borrower or any Subsidiary;

(h) Liens on the Equity Interests of BM&F or any Subsidiary thereof;

(i) Liens securing Indebtedness permitted under Section 6.02 (j) and (k), Liens securing Indebtedness of the Borrower that it would have been permitted to incur in reliance on Section 6.02(j) and (k) if such clauses had applied to the Borrower and Liens securing obligations under the SGX Mutual Offset Agreement;

(j) Liens on “margin stock” (as defined in the Margin Regulations), if and to the extent that the value of such margin stock exceeds 25% of the total assets of the Borrower and its Subsidiaries subject to this Section;

(k) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Lien secures Synthetic Lease Obligations, (ii) such Lien and the Synthetic Lease Obligations secured thereby are incurred prior to or within 6 months after such acquisition or the completion of such construction or improvement and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(l) Liens on (1) the land, improvements, fixtures, and three buildings located at 141 West Jackson Boulevard in Chicago, IL, consisting of approximately 1,500,000 square feet, and (2) the land, improvements, buildings, and fixtures located at One North End Avenue, New York, NY 10282;

(m) Liens on the assets of, but not any Equity Interests issued by, any Subsidiary; and

(n) any other Liens on property; provided that the aggregate principal amount of the Indebtedness and other obligations secured thereby does not exceed $100,000,000 at any time outstanding.

6.04 Fundamental Changes. The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets constituting all or substantially all of the assets (other than Margin Stock) of the Borrower and its Subsidiaries taken as a whole, or more than 50% of the voting stock of Chicago Mercantile Exchange Inc., Board of Trade of the City of Chicago, Inc. or New York Mercantile Exchange, Inc. (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (i) any Significant Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation or with any Subsidiary, (ii) any Person may merge into or consolidate with any Significant Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of its assets or the stock of any of its Subsidiaries (by voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, (iv) the Target may merge with and into the Merger Sub in a transaction in accordance with the Merger Agreement in which the Merger Sub is the surviving corporation, and (v) a Subsidiary of the Borrower organized under the laws of the Republic of Brazil may merge with another Person in connection with the BM&F Transaction.

6.05 Use of Proceeds. The Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that violates any of the Regulations of the Board, including the Margin Regulations.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement when due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made by the Borrower in this Agreement or in connection with this Agreement or in any amendment or modification hereof or waiver hereunder or in any certificate furnished by the Borrower pursuant to this Agreement or any amendment or modification hereof or waiver hereunder shall prove to have been incorrect in any material respect on the date made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.09 or contained in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after a Senior Officer of the Borrower receives notice thereof from the Administrative Agent;

(f) the Borrower or any Subsidiary shall fail to pay any principal or premium or interest under any Material Indebtedness when due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any breach, default, or event of default occurs under any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness or to any Material Indebtedness secured by any property of the Borrower and its Subsidiaries;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (except to the extent permitted pursuant to Section 6.04 hereof), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money above available insurance or indemnity coverage in an aggregate amount in excess of $150,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged or unpaid for a period of 45 consecutive days during which execution shall not be effectively stayed; provided, however, that any such judgment shall not give rise to an Event of Default if and to the extent that the amount of such judgment or order has been fully bonded;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

ADMINISTRATIVE AGENT

8.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law; and

(c) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and Article VII )or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this

Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders upon 30 days’ prior written notice to the Borrower (but shall have no obligation to), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank meeting the qualifications set forth above; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or if the Administrative Agent has elected not to appoint such a successor Administrative Agent, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as a successor

Administrative Agent is appointed by the Required Lenders or the Administrative Agent, as applicable (in each case, with the consent of Borrower, not to be unreasonably withheld), as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law, or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations hereunder that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.10 and Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations hereunder or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE IX

MISCELLANEOUS

9.01 Notices. (a) Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of transmission to such party, in the case of notice by telecopy (where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device), or (iii) on the fifth Business Day after the day on which mailed to such party, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telecopy number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it at:

CME Group Inc.
20 South Wacker Drive
Chicago, Illinois 60606
	Attention of:	Chief Financial Officer
	Telecopy No.:	(312) 930-3016
Website: www.cmegroup.com

with copies to:

CME Group Inc.
	Attention of:	Treasurer
	Telecopy No.:	(312) 930-3016

CME Group Inc.
Attention of: General Counsel
Telecopy No.: (312) 930-4556

(ii) if to the Administrative Agent, to it at:

Administrative Agent’s Office (for payments and Borrowings):
Bank of America, N.A.
101 N Tryon St.
Mail Code: NC1-001-04-39
Charlotte, NC 28255-001
Attention: Sally A. Bixby
Telephone: 704.387.9482
Telecopier: 704.719.8876
E-mail: sally.a.bixby@bankofamerica.com

Account Name: Credit Services Charlotte
Account No.: 1366212250600
Ref: CME Group Inc.
ABA#: 026 009 593

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management Group East (NY)
335 Madison Avenue, 4th Floor
Mail Code: NY1-503-04-03
New York, New York 10017
Attention: Don B. Pinzon
Telephone: 212.503.8326
Telecopier: 212.901.7843
Electronic Mail: don.b.pinzon@bankofamerica.com

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for damages arising from the use by others of Borrower Materials obtained through electronic telecommunication or other transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Agent Party as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 4.01 (other than Section 4.01(g)) without the written consent of each Lender;

(ii) without limiting the generality of clause (i) above, waive any condition set forth in Section 4.02 as to any Borrowing without the written consent of the Required Lenders;

(iii) extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Article VII) without the written consent of such Lender;

(iv) postpone any date fixed by this Agreement for any payment of principal, interest or fees due to any Lender hereunder without the written consent of such Lender;

(v) reduce the principal of, or the rate of interest specified herein on, any Loan owed to any Lender or (subject to clause (ii) of the second proviso to this Section 9.02) any fees without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(vi) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(vii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Lender that, at the time of such amendment, waiver or consent, has failed to pay to the Administrative Agent or any Lender amounts required to be paid by it hereunder or make Loans required by it to be made hereunder within one Business Day of the date when due, or that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender. Notwithstanding anything to the contrary herein, amendments and other modifications entered into pursuant to Section 5.11 shall only be required to be executed by the Administrative Agent and the Borrower. The Borrower shall promptly deliver a copy to the Administrative Agent of any amendment, waiver or consent which was not required to be executed by the Administrative Agent pursuant to this Section.

9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Arrangers, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or, during the continuance of any Event of Default, any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be executed and delivered by the Borrower in favor of the Administrative Agent or any Lender, in each case in its capacity as such hereunder.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any documents to be executed and delivered by the Borrower in favor of the Administrative Agent or any Lender, in each case in its capacity as such hereunder, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or, with respect to the Administrative Agent, the Arrangers and UBS Loan Finance LLC and their Related Parties, the execution and delivery of that certain letter agreement (together with the summary of terms attached thereto) dated as of July 21, 2008 among the Borrower, the Administrative Agent, UBS Loan Finance LLC and the Arrangers, (ii) any Loan or the use of the proceeds therefrom, or, with respect to the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or relate to Taxes, which shall be governed solely by Section 2.15.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each

Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and no Indemnitee shall assert, and by accepting the benefits of the Agreement waives, any claim against the Borrower or its Subsidiaries (except to the extent of the Borrower’s indemnity obligations provided above with respect to third party (which shall not, in any event, include any Indemnitee) claims), in each case, on any theory of liability, for lost profits or special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

9.04 Successors and Assigns

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or the Loans at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder), the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $25,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, except that:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to be a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Non-Lenders. No such assignment of any Loan shall be made to any Person unless such Person (other than a natural person) is engaged in making bank loans and similar extensions of credit in the ordinary course of its business.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15, and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a promissory note in the applicable form attached hereto to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interest hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and the assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this

Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.02(b)(i) through (v) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Subject to subsection (e) of this Section, to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15 as though it were a Lender. Each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b), but only after the Participant’s participation is entered, at the Participant’s request, in the Register as if the Participant were an assignee, it being understood that the participation shall not be entered in the Register until such time as the Participant wishes to be entitled to the benefits of Sections 2.13, 2.14, 2.15 or 9.08.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any promissory note executed in connection herewith) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Commitments or the termination of this Agreement or any provision hereof.

9.06 Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or enforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and the Administrative Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or the Administrative Agent to or for the credit or the account of the Borrower (other than customer deposits, security deposits and other moneys, instruments and accounts held by the Borrower in trust for or for the benefit of others) against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Administrative Agent, irrespective of whether or not such Lender or the Administrative Agent shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, independent auditors, legal counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority or required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Borrower to the extent reasonably practicable is given written notice prior to such disclosure and provided, further, that no such notice shall be required in respect of disclosures made to regulatory authorities having jurisdiction over the Administrative Agent, any Lender or any of their respective Affiliates, so long as only such information is furnished that is legally required and reasonable efforts are made that such information is accorded confidential treatment), (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (A) any Lender who is an assignee of or Participant in, or any prospective Lender of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, provided that in the case of any prospective swap or derivative transaction to be entered into by the Borrower or any Subsidiary, such swap or derivative transaction is initiated by the Borrower, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or its Subsidiaries. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender from a public source prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is identified at the time of delivery as confidential.

9.13 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act and the Borrower agrees to provide such information promptly upon the reasonable request of each Lender.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CME GROUP INC., as Borrower

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., in its capacity as Administrative Agent

By:	/s/ Maryanne Fitzmaurice
Name:	Maryanne Fitzmaurice
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Maryanne Fitzmaurice
Name:	Maryanne Fitzmaurice
Title:	Senior Vice President

UBS SECURITIES LLC, in its capacity as Syndication Agent

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Attorney-in-Fact

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

364 DAY REVOLVING CREDIT AGREEMENT

Signature Page

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

BANK OF MONTREAL, as a Lender

By:	/s/ Scott M. Ferris
Name:	Scott M. Ferris
Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., in its capacity as a Co-Syndication Agent and as a Lender

By:	/s/ Christine Howatt
Name:	Christine Howatt
Title:	Authorized Signatory

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Carolyn B. Schwarz
Name:	Carolyn B. Schwarz
Title:	Vice President

364 DAY REVOLVING CREDIT AGREEMENT

Signature Page